EXHIBIT 10.1
LESCO, INC. EMPLOYMENT RETENTION PLAN
     The Company’s Board of Directors (the “Board”) has determined that it is in the best interest of the Company and its shareholders to provide certain employees with additional incentives during a Change in Control Period (as defined below) to provide their continued dedication to the Company notwithstanding the possibility, threat, or occurrence of a transaction resulting in the Company’s Change in Control (as defined below), due to the uncertainties and risks that a Change in Control could pose for such employees.
     The LESCO, Inc. Employment Retention Plan (the “Plan”) has been established by LESCO, Inc. (the “Company”) for the purpose of providing certain of its employees with incentives to continue employment with the Company on an objective and impartial basis in the event of the Company’s Change in Control.
     The terms and conditions of the Plan applicable to each employee identified by the Board as eligible for a benefit under the Plan are set forth below. In addition, certain other benefits for which an employee may be eligible in accordance with the terms of the Plan shall be established and provided for in an Employment Retention Agreement (the “Agreement”) between the Company and such employee. Further, by entering into the Agreement, both the Company and the employee shall thereby acknowledge their desire and consent to be bound by the terms and conditions of the Plan and the Agreement.
     In the event a Plan term and a term in the Agreement conflict, the Plan’s terms shall control.
ARTICLE I
DEFINITIONS
1.	“Agreement” means the individual Employment Retention Agreement between the Company and each Employee eligible to participate herein. A form of such Agreement is attached hereto and incorporated herein as Appendix B.

2.	“Annual Base Salary” means an Employee’s annual base pay as of the date of the Trigger Event or on which a Change in Control occurs, whichever is higher.

3.	A “Change in Control” for the purpose of this Plan means the occurrence of any of the following:
(a)	The acquisition by any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then-outstanding common shares of the Company (the “Outstanding Company Common Shares”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); but for purposes of this subsection (a), the following acquisitions of voting securities shall not constitute a

Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section I(4), or (v) any acquisition of less than 50% which becomes a Change in Control passively as the result of a separate acquisition under clause (ii) or (iii) of this subsection (a); or

(b)	Individuals who, as of the date of the Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; but any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or by a vote of at least a majority of the members of a committee of the Board consisting entirely of members of the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding from the Incumbent Board, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding common shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding common shares of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	A joint venture, sale of assets or other transaction with a third party which results in the Company no longer having the need for a function and an executive with Employee’s responsibility to manage such function; or

(e)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
4.	“Change in Control Period” is the period set forth in the Employee’s Agreement, which shall commence on the Effective Date and end on the date established in such Agreement.

5.	“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

6.	“Company” means LESCO, Inc. and any successor thereto that specifically adopts the Plan.

7.	“Date of Termination” means the date of an Employee’s Separation from Service (as defined herein) in accordance with Section I(14).

8.	“Disability” means the absence of the Employee from the Employee’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness, which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Employee or the Employee’s legal representative.

9.	“Effective Date” means the first date during the Term of the Agreement (as defined herein) on which a Change in Control occurs. Anything in the Plan or the Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Employee’s employment with the Company is terminated less than thirty (30) days prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Employee, as determined by the Board, that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of the Plan and the Agreement, the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

10.	“Employee” means any individual employed by the Company who is designated by the Board as eligible to receive a payment or benefits under the Plan. Each such Employee shall be listed on Appendix A to the Plan, which is attached hereto and incorporated herein by reference.

11.	“Good Reason” means:
(a)	the assignment to the Employee of any duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee;

(b)	the Company requires the Employee, without his prior written consent, to be based at any office or location that is more than thirty (30) miles from the Company’s corporate headquarters in Cleveland, Ohio;

(c)	any purported termination by the Company of the Employee’s employment otherwise than for Cause; or

(d)	any failure by the Company to comply with and satisfy Article V of the Plan.

(e)	For purposes of this Section I(12), any good faith determination of “Good Reason” made by the Employee shall be conclusive. For avoidance of doubt and despite the length of the Change of Control Period, a voluntary termination of the Employee’s employment under the circumstances described in clauses (a)-(c) of this Section I(12) following the first anniversary of the Agreement Effective Date shall not constitute termination for Good Reason.
12.	“Prior Retention Agreements” means any plan, program, agreement, arrangement, or similar arrangement previously entered into between the Company and an Employee and in effect prior to the Effective Date, which provides an amount or benefit payable to or on behalf of the Employee upon a Separation from Service as a result of a Change in Control, as defined under such other plan, program, agreement, arrangement, or similar arrangement.

13.	“Separation from Service” means an Employee’s termination from employment with the Company due to such Employee’s death, permanent and total disability, retirement, or other such termination of employment. An Employee will not be deemed to have experienced a Separation from Service if such Employee is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six (6) months or, if longer, such longer period of time as is protected by either statute or contract. An Employee will not be deemed to have experienced a Separation from Service if such Employee continues to provide “significant services” to the Company as an Employee. For purposes of the preceding sentence, an Employee will be considered to provide “significant services” if such Employee provides continuing services that average at least twenty percent (20%) of the services provided by such Employee to the Company during the immediately preceding three (3) full calendar years of employment(or, if less, the period of employment) and the annual remuneration paid for such services is at least twenty percent (20%) of the average annual compensation earned during the final three (3) full calendar years of employment (or, if less, the period of employment). In addition, an Employee that provides additional services to the Company that are provided in a capacity other than as an Employee (i.e., independent consultant) after such Employee’s termination of employment with the Company shall not be considered to have experienced a Separation from Service if such additional services, and the remuneration earned for such additional services, is at least fifty percent (50%) of the Employee’s average annual service and average annual compensation earned during the final three (3) full calendar years of such Employee’s employment with the Company (or, if less, the period of employment).

14.	“Specified Employee” means, as of the Triggering Event, any Employee of the Company where (i) the Employee owns more than five percent (5%) of the Company’s stock, (ii) the Employee owns more than one percent (1%) of the Company’s stock and has compensation in excess of One Hundred Fifty Thousand Dollars ($150,000), or (iii) the Employee is an officer of the Company and has compensation in excess of One Hundred Thirty Thousand Dollars ($130,000), and (iv) any of the Company’s stock is publicly traded on an established securities market or otherwise. The foregoing compensation amounts may be adjusted from time to time in accordance with the cost-of-living adjustments under Code Section 416(i).

15.	A “Termination for Cause” for the purposes of this Plan will be deemed to have occurred if, and only if, the following conditions occur:
(a)	the willful and continued failure of the Employee to perform substantially the Employee’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), for 10 or more days after a written demand for substantial performance is delivered to the Employee by the Board, which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Employee has not substantially performed the Employee’s duties, or

(b)	the willful engaging by the Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
For purposes of this provision, no act or failure to act, on the part of the Employee, shall be considered “willful” unless (x) it is done or omitted to be done in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company, or (y) it is done or omitted to be done in direct contravention of a directive of the Board. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or an Executive Officer of the Company to whom the Employee reports or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company. The cessation of employment of the Employee shall not be deemed to be for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Employee and the Employee is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Employee is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

16.	“Term of the Agreement” shall mean the period in which the Agreement shall remain in effect between the Company and the Employee. The Term of the Agreement shall be set forth in each Employee’s Agreement.

17.	A “Triggering Event” for the purpose of this Plan will be deemed to have occurred if the Employee experiences a Separation from Service during the Change in Control Period under any one of the following conditions:
(a)	the Employee’s Separation from Service is initiated by the Company for any reason other than a Termination for Cause;

(b)	subject to the conditions set forth in Section I(12), the Employee’s Separation from Service is voluntary and for Good Reason; or

(c)	the Employee’s Separation from Service is due to his death or Disability, as defined herein.
ARTICLE II
SEVERANCE BENEFITS
1.	Upon the occurrence of a Triggering Event, the Company shall make the following payments to the Employee:
(a)	a payment equal to the Employee’s Annual Base Salary that has accrued through the Date of Termination, but has not yet been paid as of the Date of Termination; and

(b)	any compensation previously deferred by the Employee (together with any accrued interest or earnings thereon) to the extent the plan, program, or arrangement under which such amounts were deferred by the Employee permit such payment, and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in subsections (a) and (b) shall be hereinafter referred to as the “Accrued Obligations”).
2.	In addition to any amounts set forth in Section II(1) above, upon the occurrence of a Triggering Event, the Company shall make the following severance payments or provide the following severance benefits (collectively, “severance benefits”) to the Employee in one lump sum payment, unless otherwise specifically provided for below:
(a)	reasonable outplacement services, as incurred, for the twelve (12) month period following the Triggering Event, the scope and provider of which shall be selected by the Employee in his sole discretion; provided, however, that in no event shall the cost of the outplacement services exceed the greater of twenty percent (20%) of the Employee’s Annual Base Salary or Twenty-five Thousand Dollars ($25,000); and

(b)	severance benefits that are payable to or on behalf of the Employee, which are set forth in the Employee’s Agreement; such severance benefits will be in addition to any other compensation or remuneration to which the Employee is, or becomes, entitled to receive from the Company, except to the extent such entitlement existed or arose under a Prior Retention Agreement; and

(c)	to the extent the Employee holds options in the common shares of the Company, an amount equal to the excess of the “fair market value” (which shall be defined as the closing price of LESCO, Inc. common shares on the Triggering Event) over the option exercise price of shares that are subject to such options in favor of Employee, whether or not exercisable at that time, provided that the Employee surrenders those options to the Company; and

(d)	to the extent the Employee holds other long-term stock incentive awards held by the Employee (whether in the form of phantom units, performance shares, restricted shares or other awards of whatever nature) (collectively referred to as “Long-Term Stock Incentives”) shall fully vest, all restrictions and conditions shall be removed on the Date of Termination, and, to the extent that the Employee surrenders or otherwise receives cash in lieu of such Long-Term Stock Incentives (for whatever reason), the Employee shall be paid an amount equal to the excess of the fair market value (as defined under Section II(2)(c)) over the value of the Long-Term Stock Incentive, as established by the plan, program, arrangement, or agreement awarding such Long-Term Stock Incentive, on the date granted to the Employee.

(e)	The amounts payable to the Employee under this Section II(2) will commence being paid to the Employee within thirty (30) days of the Triggering Event; provided, however, that a Change in Control does, in fact, occur. Notwithstanding the foregoing, in the event the Employee is a Specified Employee and a payment under this Section II(2) is not payable in a lump sum amount within thirty (30) days of the Triggering Event and is not otherwise excludable from Code Section 409A’s definition of “deferred compensation,” then such payment or benefit shall not be made to the Employee until the date that is six (6) months after the Triggering Event. At such time, the Employee will receive one lump sum catch-up payment equal to the amount that would have been paid over the previous six (6) month period. All remaining benefits, if any, shall be payable as otherwise provided for under the Plan or Agreement. Such determination will be made by the Company at the time of the Triggering Event.
3.	In addition to any amounts set forth in Sections II(1) and II(2) above, and upon the occurrence of a Triggering Event, the Company shall provide the Employee and/or the Employee’s family with continuing medical, dental, and vision benefits (“Continuing Benefits”), which are at least equal to those Continuing Benefits that would have been provided to them in accordance with the Company’s then existing medical, dental, or vision programs if a Triggering Event had not occurred. Such Continuing Benefits shall be provided to the Employee and/or the Employee’s family for a period of months following the Triggering Event that equals the Change in Control Period; provided, however, that if the Employee becomes re-employed with a different employer and is eligible to receive medical, dental, or vision benefits under another employer-provided plan, the Continuing Benefits described herein shall cease immediately. Notwithstanding the foregoing, in the event the Employee is a Specified Employee and the Continuing Benefits are not otherwise excludable from Code Section 409A’s definition of “deferred compensation,” then such Continuing Benefits shall not be provided to the Employee until the date that is six (6) months after the Triggering Event, at which time, the amount that would have been payable to or on behalf of the Employee for the six (6) month period shall be paid in one lump sum amount and the Continuing Benefits not yet provided to the Employee and/or his family will be provided in the manner otherwise provided for under this Section II(3).
ARTICLE III
SETOFF
     No amounts otherwise due or payable under this Plan will be subject to setoff or counterclaim by either party hereto.
ARTICLE IV
FULL SETTLEMENT & ATTORNEY’S FEES
     The Company’s obligation to make the payments provided for in the Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of the Plan. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Employee or others of the validity or enforceability of, or liability under, any provision of the Plan or any guarantee of performance thereof (including as a result of any contest by the Employee about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A); provided, however, that in the case of Specified Employee and to the extent required by application of Code Section 409A, such reimbursement shall be delayed for a period of six (6) months following such Specified Employee’s Separation from Service. At such time, the Employee will receive one lump sum catch-up payment equal to the amount that would have been paid over the previous six (6) month period. All remaining benefits, if any, shall be payable as otherwise provided for under the Plan or Agreement. Notwithstanding the foregoing to the contrary, the Company shall not pay fees in excess of $100,000.

ARTICLE V
SUCCESSORS AND PARTIES IN INTEREST
     The Plan will be binding upon and will inure to the benefit of the Company and its successors and assigns, including, without limitation, any corporation which acquires, directly or indirectly, by purchase, merger, consolidation or otherwise, all or substantially all of the business or assets of the Company. Without limitation of the foregoing, the Company will require any such successor, by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform the Plan in the same manner and to the same extent that it is required to be performed by the Company. The Plan will be binding upon and will inure to the benefit of the Employee, his heirs at law and his personal representatives.
ARTICLE VI
ATTACHMENT
     Neither the Plan nor any severance benefits payable hereunder will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge or to execution, attachment, levy or similar process at law, whether voluntary or involuntary.
ARTICLE VII
EMPLOYMENT CONTRACT
     The Plan will not in any way constitute an employment plan or agreement between the Company and the Employee and it will not oblige the Employee to continue in the employ of the Company, nor will it oblige the Company to continue to employ the Employee, but it will merely require the Company to pay severance benefits to the Employee under certain circumstances, as aforesaid. In addition, this Plan will be considered terminated as to any specific Employee, and of no further force and effect, if the Employee ceases to be employed in a position with the Company that is at the same or a higher level position than the position previously held by the Employee with the Company on the Effective Date (as determined by the Board of Directors of the Company in its sole discretion) prior to a Change in Control of the Company.
ARTICLE VIII
RIGHTS UNDER OTHER PLANS AND PROGRAMS
     Notwithstanding any other provision of the Plan, or any other plan, program, agreement, or arrangement between the Company and the Employee, the severance benefits payable or provided under the Plan shall be in lieu of any other severance benefits or payments to which the Employee may otherwise be eligible for under any other plan, program, arrangement, agreement, or similar arrangement that had been established and maintained by the Company for the purpose of providing severance benefits, by virtue of the Employee’s Separation from Service.
ARTICLE IX
CONFIDENTIAL INFORMATION
     The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Employee during the Employee’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of the Plan). After termination of the Employee’s employment with the Company, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Article IX constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under the Plan.
ARTICLE X
NOTICES
     All notices and other communications required to be given hereunder shall be in writing and will be deemed to have been delivered or made when mailed, by certified mail, return receipt requested, if to the Employee, to the last address which the Employee shall provide to the Company, in writing, for this purpose, but if the Employee has not then provided such an address, then to the last address of the Employee then on file with the Company; and if to the Company, then to the last address which the Company shall provide to the Employee, in writing, for this purpose, but if the Company has not then provided the Employee with such an address, then to:
LESCO, Inc.
1301 East 9th Street, Suite 1300
Cleveland, Ohio 44114-1849
ARTICLE XI
GOVERNING LAW AND JURISDICTION
     This Plan will be governed by, and construed in accordance with, the laws of the State of Ohio, except for the laws governing conflict of laws. If either party institutes a suit or other legal proceedings, whether in law or equity, the Employee and the Company hereby irrevocably consent to the jurisdiction of the Common Pleas Court of the State of Ohio (Cuyahoga County) or the United States District Court for the Northern District of Ohio.

ARTICLE XII
ENTIRE PLAN
     This Plan constitutes the entire understanding between the Company and the Employee concerning the subject matter hereof and supersedes all prior written or oral plans, programs, agreements, arrangements, or understandings between the parties hereto, including, without limitation, the Prior Retention Agreements.
ARTICLE XIII
AMENDMENT, MODIFICATION, OR TERMINATION
     No term or provision of the Plan may be changed, waived, amended, modified, or terminated, except by written instrument. Notwithstanding the foregoing, the Company reserves the right to unilaterally amend, modify, or terminate the Agreement or the Plan in any manner that the Company deems advisable in order to ensure the Plan’s compliance with the provisions of Code Section 409A; provided, however, that no such action shall materially reduce the value of the benefits provided to the Employee hereunder.
ARTICLE XIV
CODE SECTION 409A COMPLIANCE
     The Plan is intended to be operated in compliance with the provisions of Code Section 409A (including any applicable rulings or regulations promulgated thereunder). In the event that any provision of the Plan fails to satisfy the provisions of Code Section 409A and cannot be amended, modified, or terminated in accordance with Article XIII, then such provision shall be void and shall not apply to an Employee’s severance benefits, to the extent practicable. In the event that it is determined to not be feasible to so void a Plan provision as it applies to any amount payable to or on behalf of the Employee, such Plan provision shall be construed in a manner so as to comply with the requirements of Code Section 409A.

     IN WITNESS WHEREOF and as conclusive evidence the Plan has been adopted by the Company’s duly authorized representatives effective 19th day of February, 2007.

LESCO, INC.

/s/ Martin E. Erbaugh

Martin E. Erbaugh, Chairman

/s/ Christopher Mills

Christopher Mills, Director

/s/ Michael E. Gibbons

Michael E. Gibbons, Director

APPENDIX A

Employee Name	Title
Jeffrey L. Rutherford	Chief Executive Officer

Bruce K. Thorn	Senior Vice President

Richard F. Doggett	Senior Vice President

Kathleen M. Minahan	Vice President

Michael A. Weisbarth	Vice President

Kevin L. Wade	Vice President

Robert H. Fisher	Associate Vice President

Chris Paczak	Associate Vice President

Michelle Farmer	Associate Vice President

Teresa Martin	Executive Assistant

APPENDIX B
EMPLOYMENT RETENTION AGREEMENT
     THIS EMPLOYMENT RETENTION AGREEMENT (this “Agreement”), is entered into between LESCO, Inc., an Ohio corporation (the “Company”), and                                          (“Employee”), in accordance with the LESCO, Inc. Employment Retention Plan (the “Plan”), and is made this ___day of                                         , 2007.
1.	INTRODUCTION
     The Company established the Plan for the purpose of providing certain of its employees with incentives to continue employment with the Company on an objective and impartial basis in the event of the Company’s Change in Control. The Employee desires to continue in the Company’s employment in accordance with the terms and conditions set forth in the Plan, a copy of which is attached hereto as Exhibit A and is incorporated herein by reference. In the event any Plan term or condition conflicts with any term or condition of the Agreement, the Plan’s term or condition shall, at all times, control. All terms capitalized throughout the Agreement shall have the meaning set forth in the Plan, unless otherwise specifically provided for herein.
     The Company and Employee (the “Parties”) now enter into this Agreement to establish their rights and obligations under the Plan, and, to the extent not expressly set forth in the Plan, to provide for certain additional rights and responsibilities of the Parties. In consideration of the Parties’ mutual promises and obligations contained herein and as further established under the Plan, the Parties, intending to be legally bound, hereby agree to the terms and conditions set forth below or provided for within the Plan.
2.	TERM OF AGREEMENT
     The Term of the Agreement shall be the period commencing on the Effective Date and ending on the date that is the earlier of the Employee’s Separation from Service or the first anniversary of the Effective Date.
3.	CHANGE IN CONTROL PERIOD
     Change in Control Period shall mean the period commencing with the Effective Date and ending on the                      anniversary of such Effective Date.
4.	SEVERANCE PAYMENTS
(a)	Upon the occurrence of a Triggering Event, Company shall pay to Employee the amounts set forth below, which shall be payable in one lump sum payment within thirty (30) days of the Triggering Event, unless otherwise specifically provided for in the Plan or the subsections below:
(i)	all amounts specifically set forth in Article II of the Plan; and

(ii)	an amount equal to the product of times the Employee’s Annual Base Salary; and

(iii)	an amount equal to the maximum yearly contribution the Company could make to the Employee’s account in the LESCO, Inc. Salary Savings Plan and Trust, or any successor qualified defined contribution retirement plan, based on the amount contributed to such retirement plan by the Employee during the year of the Triggering Event; and

(iv)	to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
(b)	Notwithstanding anything to the contrary in the Plan or the Agreement, if any portion of the compensation or benefits payable to or on behalf of the Employee under the Plan, or under any other agreement with, or plan of, the Company (in the aggregate “Total Payments”) would constitute an “excess parachute payment” under Code Section 280G, then the payments to be made to the Employee under the Plan shall be reduced such that the value of the aggregate Total Payments that Employee is entitled to receive shall be one dollar ($1) less than the maximum amount that Employee may receive without becoming subject to the tax imposed by Code Section 4999, or which the Company may pay without loss of deduction under Code Section 280G. The calculation of such potential excise tax liability, as well as the method in which the compensation reduction is applied, shall be conducted and determined by the Company’s independent accountants whose determinations shall be binding on the Parties.
5.	AMENDMENT, MODIFICATION, AND TERMINATION
     No term or provision of this Agreement may be changed, waived, amended, modified, or terminated, except by written instrument. Notwithstanding the foregoing, the Company reserves the right to unilaterally amend, modify, or terminate this Agreement in any manner that the Company deems advisable in order to ensure this Agreement’s and the Plan’s continued compliance with the provisions of Code Section 409A; provided, however, that no such action shall materially reduce the value of the benefits provided to the Employee hereunder.

     IN WITNESS WHEREOF, as conclusive evidence of the adoption of the Agreement and as acknowledgement of the Company’s and the Employee’s agreement and consent to be bound by the terms of the Plan, the parties have hereunto set their hands as of the date and year first above written.

EMPLOYEE	LESCO, INC.

By

[Name

Its

[Title]

EMPLOYMENT RETENTION AGREEMENT
     THIS EMPLOYMENT RETENTION AGREEMENT (this “Agreement”), is entered into between LESCO, Inc., an Ohio corporation (the “Company”), and JEFFREY L. RUTHERFORD (“Employee”), in accordance with the LESCO, Inc. Employment Retention Plan (the “Plan”), and is made this ___day of                                         , 2007.
1.	INTRODUCTION
     The Company established the Plan for the purpose of providing certain of its employees with incentives to continue employment with the Company on an objective and impartial basis in the event of the Company’s Change in Control. The Employee desires to continue in the Company’s employment in accordance with the terms and conditions set forth in the Plan, a copy of which is attached hereto as Exhibit A and is incorporated herein by reference. In the event any Plan term or condition conflicts with any term or condition of the Agreement, the Plan’s term or condition shall, at all times, control. All terms capitalized throughout the Agreement shall have the meaning set forth in the Plan, unless otherwise specifically provided for herein.
     The Company and Employee (the “Parties”) now enter into this Agreement to establish their rights and obligations under the Plan, and, to the extent not expressly set forth in the Plan, to provide for certain additional rights and responsibilities of the Parties. In consideration of the Parties’ mutual promises and obligations contained herein and as further established under the Plan, the Parties, intending to be legally bound, hereby agree to the terms and conditions set forth below or provided for within the Plan.
2.	TERM OF AGREEMENT
     The Term of the Agreement shall be the period commencing on the Effective Date and ending on the date that is the earlier of the Employee’s Separation from Service or the first anniversary of the Effective Date.
3.	CHANGE IN CONTROL PERIOD
     Change in Control Period shall mean the period commencing with the Effective Date and ending on the third (3rd) anniversary of such Effective Date.
4.	SEVERANCE PAYMENTS
(a)	Upon the occurrence of a Triggering Event, Company shall pay to Employee the amounts set forth below, which shall be payable in one lump sum payment within thirty (30) days of the Triggering Event, unless otherwise specifically provided for in the Plan or the subsections below:
(i)	all amounts specifically set forth in Article II of the Plan; and

(ii)	an amount equal to the product of three times the sum of (1) the Employee’s Annual Base Salary, and (2) $225,000; and

(iii)	an amount equal to the maximum yearly contribution the Company could make to the Employee’s account in the LESCO, Inc. Salary Savings Plan and Trust, or any successor qualified defined contribution retirement plan, based on the amount contributed to such retirement plan by the Employee during the year of the Triggering Event; and

(iv)	to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
(b)	Notwithstanding any other provision of the Agreement or Plan to the contrary, in the event it is determined that any portion of the amounts payable or made available to the Employee under the Plan or Agreement (including, without limitation, the issuance of common shares of the Company; the granting or vesting of restricted shares; and the granting, vesting, exercise or termination of options), or under any other agreement with, or plan of, the Company (in the aggregate “Total Payments”) constitute “excess parachute payments” within the meaning of Code Section 280G and are subject to the excise tax imposed by Code Section 4999 (or any similar tax or assessment), then the Employee shall be entitled to receive an additional payment or payments (a “Gross-Up”), which shall equal an amount necessary to place the Employee in the same after-tax position (after considering all applicable penalty, federal, state, local income and employment taxes on such excise taxes, as well as any interest thereon) he would have been in had no such excise taxes or assessments been imposed on the Total Payments pursuant to Code Section 4999. The calculation of the amount of Gross-Up and the payment required in connection therewith shall be made by the Company’s independent accountants within thirty (30) calendar days after benefit payments commence under Section 4 of the Agreement and Section II of the Plan. Any Gross-Up due to the Employee shall be paid within five (5) calendar days following the determination of the Gross-Up amount. The determinations of the Company’s independent accountants shall be binding on the Parties.
5.	AMENDMENT, MODIFICATION, AND TERMINATION
     No term or provision of this Agreement may be changed, waived, amended, modified, or terminated, except by written instrument. Notwithstanding the foregoing, the Company reserves the right to unilaterally amend, modify, or terminate this Agreement in any manner that the Company deems advisable in order to ensure this Agreement’s and the Plan’s continued compliance with the provisions of Code Section 409A; provided, however, that no such action shall materially reduce the value of the benefits provided to the Employee hereunder.

     IN WITNESS WHEREOF, as conclusive evidence of the adoption of the Agreement and as acknowledgement of the Company’s and the Employee’s agreement and consent to be bound by the terms of the Plan, the parties have hereunto set their hands as of the date and year first above written.

EMPLOYEE	LESCO, INC.

By

Jeffrey L. Rutherford

Its

Chief Executive Officer